Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Kathleen McCabe 212-761-4469

Morgan Stanley Reports First Quarter 2016:

•	Net Revenues of $7.8 Billion and Earnings per Diluted Share of $0.55
•	Ranked #1 in Global Completed M&A and Global IPOs[1]
•	Leadership in Equity Sales and Trading
•	Wealth Management Pre-Tax Margin of 21%[2],[3]
•	Pro forma Fully Phased-In Ratios: Common Equity Tier 1 of 14.5% and SLR of 6.0%[4],[5],[6]

NEW YORK, April 18, 2016 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.8 billion for the first quarter ended March 31, 2016 compared with $9.9 billion a year ago.7  For the current quarter, net income applicable to Morgan Stanley was $1.1 billion, or $0.55 per diluted share,8 compared with income of $2.4 billion, or $1.18 per diluted share,8 for the same period a year ago.7

The prior year quarter included a net discrete tax benefit of $564 million or $0.29 per diluted share primarily associated with the repatriation of non-U.S. earnings at a lower cost than originally estimated and a Debt Valuation Adjustment (DVA) of $125 million or $0.04 per diluted share.7,9 Excluding the tax benefit and DVA, net income applicable to Morgan Stanley was $1.8 billion, or $0.85 per diluted share in the prior year period.10

Compensation expense of $3.7 billion decreased from $4.5 billion a year ago driven by lower revenues.  Non-compensation expenses of $2.4 billion compared with $2.5 billion a year ago.

The annualized return on average common equity was 6.2 percent in the current quarter.11

Business Overview
•	Institutional Securities net revenues were $3.7 billion reflecting challenging market conditions in Fixed Income & Commodities sales and trading and underwriting, with strength in Equity sales and trading and M&A advisory.
•	Wealth Management net revenues were $3.7 billion and pre-tax margin was 21%.[3] Results reflect strong growth in net interest income offset by weakness in transactional revenues. Fee based asset flows for the quarter were $5.9 billion.
•	Investment Management reported net revenues of $477 million reflecting losses in private equity and real estate and stable asset management fees. Assets under management or supervision were $405 billion at the end of the quarter.

James P. Gorman, Chairman and Chief Executive Officer, said, “The first quarter was characterized by challenging market conditions and muted client activity.  Against that backdrop, our businesses delivered stable results.  While we see some signs of market recovery, global uncertainties continue to weigh on investor activity.  We remain focused on executing against our priorities, helping clients navigate difficult markets while controlling our expenses and managing risk prudently.”

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA [12]
	Net	Pre-Tax	Net	Pre-Tax
	Revenue (a)	Income (a)	Revenue (a)	Income (a)
1Q 2016	$3,714	$908	$3,714	$908
4Q 2015	$3,419	$548	$3,543	$672
1Q 2015	$5,458	$1,813	$5,333	$1,688

a)	Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires changes in DVA to be presented in Other comprehensive income as opposed to net revenues. Results for 2015 were not restated pursuant to this guidance. Given this change, amounts for 1Q 2016 are the same ‘As Reported’ and ‘Excluding DVA’ in the above table.[7]

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $908 million compared with pre-tax income of $1.8 billion in the first quarter of last year, which included DVA.7  Net revenues for the current quarter were $3.7 billion compared with $5.5 billion a year ago including DVA, or $5.3 billion excluding DVA.7,12  The following discussion for sales and trading excludes DVA from the prior year period.

•	Advisory revenues of $591 million increased from $471 million a year ago on higher completed M&A activity. Equity underwriting revenues of $160 million decreased from $307 million from the prior year quarter reflecting significantly lower market volumes. Fixed income underwriting revenues of $239 million decreased from $395 million in the prior year quarter primarily reflecting lower bond fees.
•	Equity sales and trading net revenues of $2.1 billion decreased from $2.3 billion from a year ago primarily reflecting declines in cash equities in volatile global equity markets, partly offset by continued strength in prime brokerage.[7],13
•	Fixed Income & Commodities sales and trading net revenues of $873 million decreased from $1.9 billion a year ago.[7],[13] Results reflect lower commodities revenues given the depressed energy price environment and the disposition of the Oil Merchanting business in the fourth quarter of 2015. Results for the current quarter also reflect lower levels of client activity in rates and foreign exchange and a challenging credit environment.
•	Investment revenues of $32 million decreased from $112 million a year ago primarily reflecting losses on investments associated with the Firm’s compensation plans and lower gains on principal investments in real estate.
•	Other revenues of $4 million decreased from $90 million a year ago reflecting an increase in the allowance for credit losses, mark-to-market losses on held for sale loans and commitments and lower results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
•	Compensation expenses of $1.4 billion decreased from $2.0 billion a year ago on lower revenues. Non-compensation expenses of $1.4 billion for the current quarter decreased from $1.6 billion a year ago primarily reflecting lower litigation costs.
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $46 million for the current quarter, unchanged from the fourth quarter of 2015 and compared with $47 million in the first quarter of the prior year.14

Summary of Wealth Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2016	$3,668	$786
4Q 2015	$3,751	$768
1Q 2015	$3,834	$855

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $786 million compared with $855 million in the first quarter of last year.  The quarter’s pre-tax margin was 21%.3  Net revenues for the current quarter were $3.7 billion compared with $3.8 billion a year ago.

•	Asset management fee revenues of $2.1 billion were down slightly from a year ago reflecting the impact of lower market levels, partially offset by positive flows.
•	Transactional revenues[15] of $727 million decreased from $950 million a year ago primarily driven by lower commissions and fees and investment banking revenues on reduced levels of underwriting activity.
•	Net interest income of $831 million increased from $689 million a year ago on higher deposit and loan balances. Wealth Management client liabilities were $66 billion at quarter end, an increase of $12 billion compared with the prior year quarter.[16]
•	Compensation expense for the current quarter of $2.1 billion decreased from $2.2 billion a year ago on lower revenues and a decrease in the fair value of deferred compensation plan referenced investments. Non-compensation expenses of $794 million increased from $754 million a year ago on higher litigation costs and professional services fees.
•	Total client assets were $2.0 trillion and client assets in fee based accounts were $798 billion at quarter end. Fee based asset flows for the quarter were $5.9 billion.
•	Wealth Management representatives of 15,888 produced average annualized revenue per representative of $923,000 in the current quarter.

Summary of Investment Management Results
(dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2016	$477	$44
4Q 2015	$621	$123
1Q 2015	$669	$187

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $44 million compared with pre-tax income of $187 million in the first quarter of last year.
•	Net revenues of $477 million decreased from $669 million in the prior year. Results for the current quarter reflect markdowns on investments and the reversal of previously accrued carried interest in certain private equity and real estate funds compared with gains in the prior year. Asset management fees were relatively unchanged year over year.
•	Compensation expense for the current quarter of $213 million decreased from $273 million a year ago, principally due to a decrease in deferred compensation associated with carried interest. Non-compensation expenses of $220 million increased from $209 million a year ago.
•	Assets under management or supervision at March 31, 2016 were $405 billion. The business recorded net outflows of $3.6 billion in the current quarter.

CAPITAL

As of March 31, 2016, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under U.S. Basel III Advanced Approach transitional provisions were approximately 15.7% and 17.4%, respectively.5

As of March 31, 2016, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (under U.S. Basel III Advanced Approach) and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 14.5% and 6.0%, respectively.4,5,6

At March 31, 2016, book value and tangible book value per common share were $35.34 and $30.44,17 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 33.3%.

During the quarter ended March 31, 2016, the Firm repurchased approximately $625 million of its common stock or approximately 25 million shares.

The Board of Directors declared a $0.15 quarterly dividend per share payable on May 13, 2016 to common shareholders of record on April 29, 2016.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.
A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #
(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The reconciliation of such measure to the comparable GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and other items throughout the Form 10-K and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Source: Thomson Reuters – for the period of January 1, 2016 to March 31, 2016 as of April 1, 2016.
2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.
3 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.
4 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (Common Equity Tier 1) and pro forma fully phased-in Supplementary Leverage Ratio (SLR) are non-GAAP financial measures that the Company considers to be useful measures for evaluating compliance with new regulatory capital requirements that have not yet become effective.
5 The Firm’s binding risk-based capital ratios for regulatory purposes under U.S. Basel III are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). At March 31, 2016, the binding ratio is based on the Advanced Approach transitional rules. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 "Liquidity and Capital Resources - Regulatory Requirements" in the Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”).
6 U.S. Basel III requires the Firm to disclose information related to its supplementary leverage ratio beginning on January 1, 2015, which through to the end of 2017 will include the effects of transitional provisions. The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers. The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in U.S. Basel III Tier 1 capital numerator and a denominator of approximately $1.10 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations. Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates. See “Risk Factors” in Part I, Item 1A in the 2015 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.
7 Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in Other comprehensive income as opposed to net revenues and net income. Accordingly, cumulative unrealized DVA losses of $313 million (after tax) as of January 1, 2016, were reclassified from Retained earnings to Accumulated other comprehensive income. Results for 2015 are not restated pursuant to that guidance.
8 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the first quarter of 2016 and 2015 of approximately $79 million and $80 million, respectively. Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

9 The impact to earnings per diluted share is calculated by dividing each of the net discrete tax benefit and the net after-tax impact of DVA by the average number of shares outstanding.
10 Excluding DVA and net discrete tax benefit from net income applicable to Morgan Stanley and earnings (loss) per diluted share amounts are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of net income applicable to Morgan Stanley, earnings (loss) per diluted share applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (number of shares, DVA after-tax impact and net discrete tax benefit thereon, are presented in millions):
1Q 2015
Net income (loss) applicable to MS - Non-GAAP	$1,750
DVA impact	$80
Net discrete tax benefit	$564
Net income (loss) applicable to MS - GAAP	$2,394

Earnings (loss) per diluted share - Non-GAAP	$0.85
DVA Impact	$0.04
Net discrete tax benefit	$0.29
Earnings (loss) per diluted share - GAAP	$1.18

Average diluted shares	1,963

11 Annualized return on average common equity (ROE) is a non-GAAP financial measure that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The calculation of ROE uses net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.
12 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions - also see footnote 7):
	1Q 2016	4Q 2015	1Q 2015
Net revenues - Non-GAAP	$3,714	$3,543	$5,333
DVA impact	n/a	$(124)	$125
Net revenues - GAAP	$3,714	$3,419	$5,458

Pre-tax income (loss) - Non-GAAP	$908	$672	$1,688
DVA impact	n/a	$(124)	$125
Pre-tax income (loss) - GAAP	$908	$548	$1,813

13 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):
	1Q 2016	1Q 2015
Sales & Trading - Non-GAAP	$2,688	$3,958
DVA Impact	n/a	$125
Sales & Trading - GAAP	$2,688	$4,083

FIC Sales & Trading - Non-GAAP	$873	$1,903
DVA Impact	n/a	$100
FIC Sales & Trading - GAAP	$873	$2,003

Equity Sales & Trading - Non-GAAP	$2,056	$2,268
DVA Impact	n/a	$25
Equity Sales & Trading - GAAP	$2,056	$2,293

14 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the 2015 Form 10-K.  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.
15 Transactional revenues include investment banking, trading, and commissions and fee revenues.
16 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.
17 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Dec 31, 2015	Mar 31, 2015
Net revenues
Institutional Securities	$3,714	$3,419	$5,458	9%	(32%)
Wealth Management	3,668	3,751	3,834	(2%)	(4%)
Investment Management	477	621	669	(23%)	(29%)
Intersegment Eliminations	(67)	(53)	(54)	(26%)	(24%)
Net revenues	$7,792	$7,738	$9,907	1%	(21%)

Income (loss) from continuing operations before tax
Institutional Securities	$908	$548	$1,813	66%	(50%)
Wealth Management	786	768	855	2%	(8%)
Investment Management	44	123	187	(64%)	(76%)
Income (loss) from continuing operations before tax	$1,738	$1,439	$2,855	21%	(39%)

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$591	$341	$1,750	73%	(66%)
Wealth Management	493	480	535	3%	(8%)
Investment Management	50	87	109	(43%)	(54%)
Net Income (loss) applicable to Morgan Stanley	$1,134	$908	$2,394	25%	(53%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,055	$753	$2,314	40%	(54%)

Financial Metrics:

Earnings per diluted share	$0.55	$0.39	$1.18	41%	(53%)
Earnings per diluted share excluding DVA	$0.55	$0.43	$1.14	28%	(52%)

Return on average common equity	6.2%	4.4%	14.1%
Return on average common equity excluding DVA	6.2%	4.9%	13.5%

Effective January 1, 2016, the Firm early adopted the provision of new accounting guidance that requires unrealized gains and losses from Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustments, or DVA) to be presented in Other comprehensive income as opposed to net revenues and net income. Accordingly, cumulative unrealized DVA losses of $313 million (after tax) as of January 1, 2016, were reclassified from Retained earnings to Accumulated other comprehensive income. This change is reflected in the consolidated results and the Institutional Securities segment for 2016. Results for 2015 were not restated pursuant to this guidance.

Notes:	-
Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Dec 31, 2015	Mar 31, 2015
Revenues:
Investment banking	$1,107	$1,310	$1,357	(15%)	(18%)
Trading	2,065	1,465	3,650	41%	(43%)
Investments	(34)	133	266	*	*
Commissions and fees	1,055	1,095	1,186	(4%)	(11%)
Asset management, distribution and admin. fees	2,620	2,611	2,681	--	(2%)
Other	80	87	171	(8%)	(53%)
Total non-interest revenues	6,893	6,701	9,311	3%	(26%)

Interest income	1,747	1,514	1,484	15%	18%
Interest expense	848	477	888	78%	(5%)
Net interest	899	1,037	596	(13%)	51%
Net revenues	7,792	7,738	9,907	1%	(21%)
Non-interest expenses:
Compensation and benefits	3,683	3,650	4,524	1%	(19%)
Non-compensation expenses:
Occupancy and equipment	329	348	342	(5%)	(4%)
Brokerage, clearing and exchange fees	465	457	463	2%	--
Information processing and communications	442	467	415	(5%)	7%
Marketing and business development	134	194	150	(31%)	(11%)
Professional services	514	638	486	(19%)	6%
Other	487	545	672	(11%)	(28%)
Total non-compensation expenses	2,371	2,649	2,528	(10%)	(6%)
Total non-interest expenses	6,054	6,299	7,052	(4%)	(14%)

Income (loss) from continuing operations before taxes	1,738	1,439	2,855	21%	(39%)
Income tax provision / (benefit) from continuing operations	578	496	387	17%	49%
Income (loss) from continuing operations	1,160	943	2,468	23%	(53%)
Gain (loss) from discontinued operations after tax	(3)	(7)	(5)	57%	40%
Net income (loss)	$1,157	$936	$2,463	24%	(53%)
Net income applicable to nonredeemable noncontrolling interests	23	28	69	(18%)	(67%)
Net income (loss) applicable to Morgan Stanley	1,134	908	2,394	25%	(53%)
Preferred stock dividend / Other	79	155	80	(49%)	(1%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,055	$753	$2,314	40%	(54%)

Pre-tax profit margin	22%	19%	29%
Compensation and benefits as a % of net revenues	47%	47%	46%
Non-compensation expenses as a % of net revenues	30%	34%	26%
Effective tax rate from continuing operations	33.3%	34.5%	13.6%

Notes:	-	Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.

Earnings Per Share Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015	Dec 31, 2015	Mar 31, 2015

Income (loss) from continuing operations	$1,160	$943	$2,468	23%	(53%)
Net income applicable to nonredeemable noncontrolling interests	23	28	69	(18%)	(67%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,137	915	2,399	24%	(53%)
Less: Preferred Dividends and allocation of earnings to Participating Restricted Stock Units	79	155	80	(49%)	(1%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,058	760	2,319	39%	(54%)

Gain (loss) from discontinued operations after tax	(3)	(7)	(5)	57%	40%
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(3)	(7)	(5)	57%	40%

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,055	$753	$2,314	40%	(54%)

Average basic common shares outstanding (millions)	1,883	1,889	1,924	--	(2%)

Earnings per basic share:
Income from continuing operations	$0.56	$0.40	$1.21	40%	(54%)
Discontinued operations	$-	$-	$(0.01)	--	*
Earnings per basic share	$0.56	$0.40	$1.20	40%	(53%)

Average diluted common shares outstanding and common stock equivalents (millions)	1,915	1,939	1,963	(1%)	(2%)

Earnings per diluted share:
Income from continuing operations	$0.55	$0.39	$1.18	41%	(53%)
Discontinued operations	$-	$-	$-	--	--
Earnings per diluted share	$0.55	$0.39	$1.18	41%	(53%)

Notes:	-	Refer to End Notes, GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 14-16 from the Financial Supplement for additional information.